Exhibit 99.1

WHEELING ISLAND GAMING, INC. ANNOUNCES

FISCAL 2002 OPERATING RESULTS

WHEELING, WV, MARCH 28, 2003—Wheeling Island Gaming, Inc. announced today that the company’s audited financial results for the fiscal year ended December 31, 2002 reflect operating revenues of $92.9 million, representing an increase of $11.1 million or a 13.5% increase over the prior year. Operating revenues for 2001 included $1.8 million of revenues, representing a reimbursement to the company of a portion of the administrative fee paid to the West Virginia Lottery Commission. This reimbursement did not occur in 2002 due to the elimination of the reimbursement provision in the omnibus bill, passed in 2001, which modified the West Virginia Video Lottery Act. After adjusting for the non-recurring administrative fee reimbursement received in 2001, operating revenues for 2002 increased by $12.9 million or 16.1% over 2001.

Earnings before interest, taxes, depreciation and amortization (EBITDA) were $44.6 million for the year, representing an increase of $4.2 million or 10.2% over 2001. After adjusting for the non-recurring administrative fee reimbursement received in 2001 and a $0.3 million, non-cash, non-recurring loss on disposition of assets incurred in 2002, the company’s EBITDA was $44.9 million, representing an increase of $5.9 million or a 15% increase over 2001.

Gaming revenues, which represent 85.2% of total revenues, were $79.1 million, an increase of  $13.0 million or 19.8% over 2001 on an adjusted basis.   The increase was

due to the full year impact of an increase in the number of slot machines in December 2001, along with further increases in the number of machines during 2002, and increased expenditures on marketing and promotions.

The company’s operating income for the year was $37.4 million, an increase of $26.1 million over last year.  The income from operations for the prior year included $25.5 million of management fee expense, not applicable in 2002, and $1.4 million of income related to the $1.8 million administrative fee reimbursement.  After adjusting for these non-recurring items, income from operations for the year increased by $2.0 million or 5.7%. This increase was primarily due to the increase in operating revenues.

Net income for the year was $14.8 million, representing an increase of $8.3 million over 2001. After adjusting for the non-recurring administrative fee reimbursement and last year’s management fee expense and their related tax impacts, net income for the year decreased by $7.6 million due to $12.5 million of higher interest expense and a $0.3 million non-recurring loss on disposition of assets offset partially by $3.2 million of lower income tax expense and $2.0 million of higher income from operations.    The higher interest expense was due to the full year impact of the interest expense and amortization of debt issuance cost associated with the $125 million of unsecured senior notes issued in December 2001.

As of December 31, 2002, Wheeling Island Gaming has $126.5 million of debt outstanding, comprised of $125 million of unsecured senior notes and $1.5 million of borrowings under its $40 million revolving credit facility.

Today, the company filed its Form 10-K with the Securities and Exchange Commission.  The Form 10-K filing includes the audited financial results of the company for fiscal year 2002.  The Form 10-K was filed electronically and is available from the Securities and Exchange Commission at www.sec.gov.

 “We are very happy with Wheeling Island Gaming’s results for 2002,” said Scott Cooper, President, Wheeling Island Gaming, Inc.  “We experienced solid growth in revenues, EBITDA and operating income for the year.  In addition, we have made dramatic progress on our $67 million expansion and have set a grand opening date target of June 26, 2003.”

Wheeling Island Gaming, Inc. owns and operates Wheeling Island Racetrack & Gaming Center, a premier gaming and entertainment complex located in Wheeling, West Virginia. It is the largest operation of Sportsystems Corporation, a wholly owned subsidiary of Delaware North Companies, Inc.

Each year, more than two million guests visit Wheeling Island.  To accommodate this growing demand, the company is currently expanding its Wheeling Island operations.

The expansion, which will be adjacent and connected to the existing gaming facility, is scheduled to open to the public on June 26, 2003.

The expansion will include an additional 30,000 square feet of gaming space, additional 570 slot machines and a 151 room deluxe hotel.  The expansion will also include the addition of a fine dining restaurant, a casual restaurant, a food court and a bar and lounge.  In order to enhance its entertainment and meeting capabilities, the company will also be adding a 600-seat multi-purpose showroom, a business center, fitness center and meeting facilities.  To accommodate visitors to the new facility, the company plans on increasing its parking spaces to a total of approximately 2,800 including an anticipated 180 covered spaces.

Delaware North Companies, Inc. is one of the world’s leading hospitality and food service providers.  Its family of companies includes Sportsystems, Delaware North Companies Parks & Resorts, CA One Services, Sportservice, Delaware North Companies International, the FleetCenter, and the newly acquired Delta Queen Steamboat Company. Delaware North is one of the largest privately held companies in the United States with more than $1.6 billion in annual revenue and 25,000 associates serving millions of customers in the United States, Canada and the Pacific Rim.

Note:  This press release may contain “forward-looking statements” within the meaning of the federal securities laws.  Statements concerning anticipated future events and expectations are not historical facts.  We caution you that these statements are not guarantees of future performance and are subject to numerous risks and uncertainties any of which could cause actual results to differ materially from those expressed or implied by the statements herein.  These statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Media contact Wendy Watkins, Vice President Corporate Communications, Delaware North Companies—716-858-5092